Exhibit 99.1

inContact Investor Relations Call Script June 15, 2011

Paul Jarman:

Good afternoon, this is Paul Jarman, CEO of inContact. We are hosting this call to discuss the exciting new relationship we announced earlier today with Siemens Enterprise Communications. I will begin by giving a general overview of the terms of both the commercial and the equity agreements with Siemens, provide some additional details on both, then answer some of the questions you may have. Let me begin this call with Greg Ayers, our CFO, reading the Safe Harbor Statement.

Greg Ayers:

Thank you Paul and good afternoon everyone.

The Private Securities Litigation Reform Act of 1995, provides a safe harbor for forward-looking statements made on the company’s behalf. All statements, other than statements of historical facts, which address the company’s expectations of sources of capital, or which express the company’s expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements, made by the company, are based on the knowledge of the environment in which it operates, but because of the factors previously stated, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statements.

Paul?

Paul Jarman:

Thanks, Greg. As you read in this morning’s announcement, inContact has entered into a worldwide distribution agreement with Siemens Enterprise Communication the global unified communications leader. This is a highly strategic and transformational partnership for our company.

Let me tell you a little bit about Siemens, a powerful brand and household name across the world. Siemens Enterprise Communications currently holds number one market positions for unified communications in Europe, Latin America and India, and the company’s telecommunication solutions are used by 75 percent of the Global 500. Siemens has more than 3,000 salespeople and 3,000 channel partners as well as more than a million enterprise customers around the world, in virtually every industry sector.

Siemens recently launched a unified communications portfolio in the cloud including voice, video, messaging, web conferencing and mobile solutions. Siemens also sells a premise-based contact center solution, and, consistent with their new cloud focus, was looking to extend their offering into the contact center. The inContact platform enables Siemens to round out their OpenScape cloud offering by providing our proven, award-winning cloud contact center software to their thousands of customers, from small to the largest of enterprises, as well as new prospects.

As part of the agreement, inContact will establish the cloud infrastructure in Europe required to support this partnership and will enable and train the Siemens Enterprise Communications team to independently sell, implement and support its global cloud contact center customers.

Under the agreement, Siemens Enterprise Communications is committed to pay a minimum of 15 million dollars of net software revenue to inContact over a 2-year timeframe, with 5 million dollars committed in 2012 and 10 million dollars committed in 2013. Based on their achievement of certain performance criteria, Siemens will have the option to extend the agreement through 2014.

Let me provide some additional details about this reseller agreement, which is materially different from the existing referral relationships that we currently maintain.

First, as mentioned previously, in return for the 15 million dollar minimum net software revenue commitment, Siemens has exclusive rights to resell the inContact cloud platform to customers in the Europe, Middle East and Africa. So through the end of the agreement, Siemens will be our single route to market for new cloud contact center business in this region and they will sell our software carrying the Siemens OpenScape brand. Unlike our existing referral relationships, which are primarily a source of leads that are closed by the inContact salesforce, Siemens will independently prospect, sell, close, implement and provide technical support to customers, driving inContact revenue at a reduced cost of sales and service. Over the course of the next several months, we will begin to train the Siemens team through in-person field sales training events, classroom-delivered expert sessions as well as web-based knowledge transfer curriculum to ready them for a planned market roll-out.

Siemens will also have non-exclusive rights to resell the inContact portfolio in the U.S., Asia Pacific and Latin America, where they will likewise sell, implement and support customers as a part of our expanding partner ecosystem, complementing our own direct sales efforts.

This commercial partnership provides inContact with unparalleled access to a large and professional global sales team and one of the world’s strongest brands. In addition, it enables our direct sales team to continue to focus our efforts on winning the world’s largest contact center market of over $3 billion here in the US.

In order to prepare for this partnership, we will make additional investments from Q2 through the end of the year, in the areas of training, research and development, European cloud infrastructure, and other operational areas. To maximize the success of this and other partnerships, we will be very proactive in our go to market preparation while prudently managing our expenses.

Let’s move to their strategic investment. Under the terms of the equity agreement, a Siemens affiliate has made an investment of nearly 24 million dollars and received approximately 7.3 million shares of inContact restricted common stock at a price of 3.32 per share. These shares are subject to a 6-month lock up and a 12 month standstill agreement, and carry pro rata rights on future offerings as well as Registration Rights. In addition, for the term of the commercial agreement, they have the right to match an acquisition offer.

And finally, we are pleased to announce that Siemens Enterprise Communications CEO, Hamid Akhavan, will join the inContact Board of Directors. Hamid’s extensive global business experience includes product development, international sales and marketing, technology and IT management. Prior to joining Siemens Enterprise Communications, Hamid served as COO at Deutsche Telekom Group, where he was responsible for the company’s mobile operations in Europe, and he was previously the CEO at T-Mobile International AG.

This strategic investment will provide inContact with the strong balance sheet and financial capability required to continue to extend our cloud leadership and further strengthen our market position. Furthermore, this additional financial strength will enable us to expand our network and platform capability to effectively support enterprise customers and partners around the world.

Over the next several days, inContact and Siemens will be jointly briefing key business and trade press and industry analysts on this exciting news, including Gartner, Forrester, Yankee and others and we expect great feedback from the market on the value and impact of this strategic partnership.

In conclusion, we believe that this highly strategic relationship with Siemens Enterprise Communications marks the beginning of a new era of accelerated global growth and visibility for inContact. The global commercial partnership, net software revenue guarantees and strategic investment will create tremendous opportunity for inContact and strong value for our shareholders.

Greg and I will now take your questions.